Exhibit 99.1

 Virage Logic Reports Record Revenues for Third-Quarter Fiscal 2004;
               Posts 45% Year-Over-Year Revenue Growth;
                   Record Royalties of $1.9 Million

    FREMONT, Calif.--(BUSINESS WIRE)--July 20, 2004--Virage Logic
Corporation (Nasdaq:VIRL)

                  Quarterly News Release Highlights:

    --  Record Q3 revenues of $13.9 million, compared with $9.6 million for Q3 fiscal 2003, and $13.0 million for Q2 fiscal
        2004

    -- Q3 GAAP net income of $571,000, or $0.03 per share, compared with a GAAP net loss of $1.2 million, or $0.06 per share, for Q3 fiscal 2003, and GAAP net income of $189,000, or $0.01 per share, for Q2 fiscal 2004

    Virage Logic Corporation (Nasdaq:VIRL), a leading provider of semiconductor IP platforms, today reported its financial results for the third fiscal quarter ended June 30, 2004.
    Revenues for the third quarter of fiscal 2004 were the highest in the company's history at $13.9 million, up 45 percent from $9.6 million for the third quarter of fiscal 2003, and up from $13.0 million for the second quarter of fiscal 2004. Total license revenue for the third quarter of fiscal 2004 was $11.9 million, compared with $8.5 million for the same quarter a year ago and $11.2 million for the prior quarter. Royalties for the third quarter of fiscal 2004 were $1.9 million, up from $1.1 million for the third quarter of fiscal 2003, and up sequentially from $1.8 million.
    As reported under generally accepted accounting principles (GAAP) in the U.S., net income for the third quarter of fiscal 2004 was $571,000, or $0.03 per share, compared with a net loss for the third quarter of fiscal 2003 of $1.2 million, or $0.06 per share. Net income for the second quarter of fiscal 2004 was $189,000, or $0.01 per share.
    For the nine months of fiscal 2004, revenues were $37.7 million, up 23 percent from $30.8 million for the first nine months of the prior fiscal year. Net income for the first nine months of fiscal 2004 was $401,000, or $0.02 per share. This compared with a net loss of $3.2 million, or $0.15 per share, for the same period of fiscal 2003.
    "We are pleased with our quarterly results and our continued progress in profitably growing the company," said Adam Kablanian, Virage Logic's president and chief executive officer. "As indicated by our business outlook, customers are continuing to adopt our highly differentiated, silicon-proven semiconductor intellectual property for advanced process nodes such as 0.13-micron and 90-nanometer, and we have continued to invest in scaling our business for current and anticipated market growth."

    Additional Recent Business Highlights

    During the third quarter and more recently, Virage Logic:

    -- Launched IPrima Mobile(TM), the first offering in Virage Logic's IPrima family of application-optimized semiconductor IP platforms designed to address the requirements for such markets as consumer, data communications and networking, computer and graphics, and portable and handheld. By delivering up to a 20X reduction in static and an 80 percent reduction in dynamic power dissipation, IPrima Mobile effectively manages power dissipation without paying a performance penalty for such ubiquitous consumer electronics products as cell phones, personal digital assistants (PDAs) and handheld gaming platforms.

    -- Signed a licensing and wafer-based royalty agreement with Tower Semiconductor (Nasdaq:TSEM; TASE:TSEM), in which Virage Logic's Technology-Optimized Platforms will be made available to Tower's customers on the foundry's first 0.13-micron CMOS process offering

    -- Signed a new 90-nanometer wafer-based royalty agreement with a large Japanese integrated device manufacturer (IDM) and booked a total of 13 new 90-nanometer agreements overall with foundry and IDM customers

    -- Signed nine new ASAP Logic and semiconductor IP platform agreements

    -- Signed a total of 13 new direct royalty-bearing agreements for the Self-Test and Repair (STAR) Memory System(TM) and
        NetCAM(TM) Content Addressable Memory products, bringing the total number of agreements to over 80

    --  Recorded revenue under licensing agreements from 49 customers
        - 44 existing and 5 new.

    Business Outlook

    Virage Logic also announced today its outlook for the fourth quarter of fiscal 2004. The company currently anticipates total revenues of approximately $15.0 million. Expected total revenues for the quarter are anticipated to include royalties of approximately $2.1 million. The company expects to report GAAP net income of approximately $0.04 per diluted share. Although this news release will be available on the company's website, the company disclaims any duty or intention to update these or any other forward-looking statements.

    Webcast and Taped Replay

    Virage Logic's management plans to hold a teleconference on third-quarter 2004 results at 1:30 p.m. PT / 4:30 p.m. ET today. Both a live webcast and an archived webcast of management's teleconference regarding third-quarter results will be available to all investors from July 20, 2004 until July 20, 2005 on the Virage Logic website at http://www.viragelogic.com/ir/. In addition, a telephonic replay will be available through July 27, 2004 at (719) 457-0820, access code 537731.

    About Virage Logic

    Founded in 1996, Virage Logic Corporation (Nasdaq:VIRL) quickly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Virage Logic has evolved to become a global leader in semiconductor IP platforms comprising embedded memory, standard cells, and I/Os primarily for the consumer, communications and networking, handheld and portable, and computer and graphics markets. Virage Logic's highly differentiated product portfolio provides foundries, integrated device manufacturers (IDMs) and fabless customers with key competitive advantages including higher performance, lower power, higher density and optimal yield. The company's comprehensive quality efforts are validated in its FirstPass-Silicon Characterization lab which ensures high quality, reliable IP across a wide range of foundries and process technologies. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to trends, business outlook, products, and customer relationships. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic's ability to execute on its strategy to become a provider of semiconductor IP platforms; Virage Logic's ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic's technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company's ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company's ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2003, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's website (www.viragelogic.com) or from the SEC's website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

    All trademarks are the property of their respective owners and are protected herein.


                       Virage Logic Corporation
                 Consolidated Statements of Operations
               (In thousands, except per-share amounts)


                          Three Months Ended      Nine Months Ended
                          June 30,   June 30,     June 30,   June 30,
                             2004       2003         2004       2003
                         --------    --------    --------    --------
Revenues:
   License                $11,933    $ 8,467      $32,619    $28,563
   Royalties                1,919      1,097        5,070      2,191
Revenues                   13,852      9,564       37,689     30,754
Cost and expenses:
 Cost of revenues           2,872      2,224        8,175      7,114
 Research and development   4,645      4,678       13,697     14,328
 Sales and marketing        3,869      3,344       10,831      9,357
 General and administrative 1,759      1,135        4,840      3,629
 Stock-based compensation      32        137          131      1,153
    Total cost
     and expenses          13,177     11,518       37,674     35,581
Operating income (loss)       675     (1,954)          15     (4,827)
Interest income and
 other, net                   164        145          468        533
Income (loss) before taxes    839     (1,809)         483     (4,294)
Income tax provision
 (benefit)                    268       (596)          82     (1,131)

Net income (loss)         $   571    $(1,213)     $   401    $(3,163)

Earnings per share:
     Basic                $  0.03    $ (0.06)     $  0.02    $ (0.15)
     Diluted              $  0.03    $ (0.06)     $  0.02    $ (0.15)

Shares used in computing
 per share amounts:
     Basic                 21,479     20,822       21,346     20,742
     Diluted               21,874     20,822       21,996     20,742



                       Virage Logic Corporation
                      Consolidated Balance Sheets
                            (In thousands)


                                     June 30, 2004      Sept. 30, 2003
                                     -------------      --------------
ASSETS

 Current assets:
   Cash and cash equivalents              $   42,961      $  38,930
   Investments                                 9,610         16,085
   Accounts receivable, net                   13,718         10,499
   Costs in excess of related
    billings on uncompleted contracts            743            619
   Prepaid expenses and other                  3,829          3,820
   Taxes receivable                            1,911              -
       Total current assets                   72,772         69,953
   Property, equipment and leasehold
    improvements, net                          4,535          6,250
   Intangible assets, net of amortization     12,640         12,930
   Deferred tax assets                         2,942          2,942
   Long-term investments                      10,600          4,095
   Other long-term assets                        399            392
         Total assets                      $ 103,888      $  96,562


LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Accounts payable                        $     937      $     807
   Accrued expenses                            5,208          3,771
   Deferred revenue                            5,904          2,613
   Income taxes payable                        1,390            309
       Total current liabilities              13,439          7,500
 Deferred tax liability                        1,189          1,189
 Deferred acquisition costs                        -            500
       Total liabilities                      14,628          9,189
 Stockholders' equity:
   Common stock                                   21             21
   Additional paid-in capital                111,746        110,330
   Unrealized gains and losses                   (58)             2
   Deferred stock-based compensation               -           (130)
   Accumulated deficit                       (22,449)       (22,850)
       Total stockholders' equity             89,260         87,373
          Total liabilities and
           stockholders' equity            $ 103,888      $  96,562


    CONTACT: Virage Logic
             Mike Seifert, 510-360-8025 (CFO)
             michael.seifert@viragelogic.com